PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED AUGUST 19, 2002)                 Registration No. 333-90628

[LUCENT TECHNOLOGIES LOGO]
                              LUCENT TECHNOLOGIES
                                CAPITAL TRUST I
         1,750,000 PREFERRED SECURITIES DESIGNATED AS 7.75% CUMULATIVE
         CONVERTIBLE TRUST PREFERRED SECURITIES (LIQUIDATION PREFERENCE
                         $1,000 PER PREFERRED SECURITY)
                               ------------------

                            LUCENT TECHNOLOGIES INC.
         $1,750,000,000 PRINCIPAL AGGREGATE AMOUNT OF 7.75% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE 2017 DISTRIBUTABLE TO THE HOLDERS OF THE
        PREFERRED SECURITIES IN EXCHANGE FOR THEIR PREFERRED SECURITIES

       361,570,300 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE
                     PREFERRED SECURITIES OR THE DEBENTURES

     GUARANTEE OF THE PREFERRED SECURITIES, TO THE EXTENT SET FORTH HEREIN
                               ------------------

     This prospectus supplement relates to resales of preferred securities and to sales of convertible subordinated debentures that may be issued in exchange for preferred securities and to common stock that may be issued upon conversion of preferred securities or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, as supplemented, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated August 19, 2002 and the prospectus supplement dated September 16, 2002, which are to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional shares for, the following selling securityholders:

                                                                                  SHARES OF
                                                                                    LUCENT
                                                                                    COMMON
                                                                                    STOCK
                                                                                   ISSUABLE
                                                                                     UPON
                                                                                  CONVERSION       SHARES OF
                                                                                    OF THE          LUCENT
                                                                 PRINCIPAL        PREFERRED         COMMON
                                                                 AMOUNT OF        SECURITIES      STOCK OWNED
                                                PREFERRED      DISTRIBUTABLE        OR THE         PRIOR TO
SELLING SECURITYHOLDER (1)                    SECURITIES (2)   DEBENTURES (2)   DEBENTURES (3)   THIS OFFERING
--------------------------                    --------------   --------------   --------------   -------------
Continental Casualty Company................       7,500          7,500,000        1,549,587          Nil
Dresdner Klginwort Wasserstein Grantchester
  Inc. .....................................       1,000          1,000,000          206,612          Nil
Goldman Sachs & Co. (4).....................       3,021          3,021,000          624,174          Nil
Jefferies & Co. Inc. .......................       1,000          1,000,000          202,612          Nil
Langdon Street Capital, L.P. ...............         250            250,000           50,653          Nil
March international Investments, Ltd. ......         500            500,000          101,306          Nil
Pioneer Equity Income Fund..................       2,000          2,000,000          405,224          Nil
Pioneer Equity Income VCT Portfolio.........         500            500,000          101,306          Nil
S.A.C. Capital Associates, LLC..............       3,000          3,000,000          619,835          Nil

                                                                                  SHARES OF
                                                                                    LUCENT
                                                                                    COMMON
                                                                                    STOCK
                                                                                   ISSUABLE
                                                                                     UPON
                                                                                  CONVERSION       SHARES OF
                                                                                    OF THE          LUCENT
                                                                 PRINCIPAL        PREFERRED         COMMON
                                                                 AMOUNT OF        SECURITIES      STOCK OWNED
                                                PREFERRED      DISTRIBUTABLE        OR THE         PRIOR TO
SELLING SECURITYHOLDER (1)                    SECURITIES (2)   DEBENTURES (2)   DEBENTURES (3)   THIS OFFERING
--------------------------                    --------------   --------------   --------------   -------------
Sagamore Hill Hub Fund Ltd. ................      23,500         23,500,000        4,761,373          Nil
UBS AG Cvt Prop.............................      48,000         48,000,000        9,917,357          Nil

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the shares of Lucent common stock originally issuable upon conversion of the preferred securities or the debentures with fractions rounded up to the nearest whole number. The number of shares of Lucent common stock so issuable is subject to change as a result of antidilution adjustments. No fractional shares of Lucent common stock will be issued upon conversion of the preferred securities or the debentures. See "Description of the Preferred Securities - Conversion Rights" and "Description of the Debentures - Conversion of the Debentures" in the accompanying prospectus.

(4) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus, as previously supplemented.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on the New York Stock Exchange under the symbol "LU". On October 10, 2002, the closing sale price of our common stock was $0.70 per share.

     INVESTING IN OUR PREFERRED SECURITIES, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is October 11, 2002

                                        2